UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report – November 24, 2015
(Date of earliest event reported)
QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Utah	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)
Registrant's telephone number, including area code (801) 324-5900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
Approval of natural gas properties under Wexpro II Agreement and changes to the Wexpro model
On November 24, 2015, Questar Corporation (“Questar”) received final regulatory approval to include certain natural gas-producing properties under the Wexpro II Agreement. The terms of the Wexpro II Agreement required that the properties be submitted to the Public Service Commission of Utah (PSCU) and the Wyoming Public Service Commission (PSCW) to be considered for cost-of-service treatment for the benefit of Questar Gas customers. In connection with this approval, regulators also approved changes to the Wexpro cost-of-service model established by the Wexpro agreements.

In December 2014, Wexpro paid $52.7 million to acquire an additional working interest in existing Wexpro-operated wells in the Canyon Creek Unit of southwestern Wyoming’s Vermillion Basin. Wexpro already owned a 70-percent working interest in the properties, and the acquisition increased Wexpro’s ownership interest to 100 percent.

In August 2015, Questar Gas petitioned regulators to include the acquired Canyon Creek interest as a cost-of-service property under the Wexpro II Agreement. In connection with the application, Questar also proposed changes to its cost-of-service program designed to enable future cost-of-service gas production to be more competitive with current market prices and to potentially allow Wexpro to resume its gas-development-drilling program.

In October, Questar Gas, Wexpro, the Utah Division of Public Utilities, the Utah Office of Consumer Services and the Wyoming Office of Consumer Advocate signed a settlement stipulation modifying the proposals contained in the August application.

The proposed modifications to the Wexpro agreements, as modified by the settlement stipulation, were approved by the PSCU on November 17, 2015 and the PSCW on November 24, 2015. The approved modifications to the Wexpro agreements provide for the following changes:

•
Wexpro’s rate of return on post-2015 development-drilling expenditures under both Wexpro agreements will be lowered to the commission-allowed rate of return on investment as defined in the Wexpro II Agreement -- currently 7.64%.

•	Wexpro’s pre-2016 investment base and associated returns will not be affected.

•
Post-2015 dry-hole and non-commercial well costs will be shared equally between utility customers and Wexpro, with the utility customers’ share limited to 4.5% of Wexpro's annual development-drilling costs.

•
When the annual average price of cost-of-service gas from all Wexpro properties is less than the actual average market price, annual savings on post-2015 development will be shared equally between utility customers and Wexpro, but utility customers’ exposure will be limited. Wexpro will not earn a return exceeding that earned under the 1981 Wexpro Agreement.

•	By 2020, Wexpro will reduce the maximum combined production from its properties from 65% to 55% of Questar Gas’s annual forecasted demand.

The foregoing description of the approved modifications to the Wexpro Agreements as provided by the Settlement Stipulation does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Stipulation, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01    Regulation FD Disclosure.

A copy of Questar’s press release announcing the approval of the modifications to the Wexpro agreements as provided by the Settlement Stipulation is attached to this report as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under Section 18 of the Exchange Act. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of Questar under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Canyon Creek Wexpro II Press Release
99.2	Canyon Creek Settlement Stipulation Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

November 25, 2015	/s/ Kevin W. Hadlock
Kevin W. Hadlock Executive Vice President and Chief Financial Officer